EXHIBIT 99.1

FOR IMMEDIATE RELEASE
WEDNESDAY, OCTOBER 29, 2008

CONTACTS:

Bill Hodges	Fran Barsky
Chief Financial Officer	Director, Investor Relations
919-913-1030	919-913-1044

POZEN REPORTS THIRD QUARTER 2008 RESULTS
Treximet® Branded Print and Television Advertising Commences

Treximet New Prescription Market Share (Oral) Increased from 4.8% to 7.0% and Total Prescription Market Share Increased from 2.8% to 4.3% Between September 5, 2008 and October 17, 2008

Chapel Hill, N.C., October 29, 2008 — POZEN Inc. (NASDAQ: POZN), today announced results for the third quarter ended September 30, 2008.

Third-Quarter Financial Results

POZEN reported a net loss of $7.9 million, or $0.26 per share on a diluted basis, for the third quarter of 2008, compared to a net profit of $14.8 million, or $0.48 per share on a diluted basis, for the third quarter of 2007.

For the third quarter of 2008, POZEN reported revenue of $11.1 million as compared to $27.6 million for the third quarter ended September 30, 2007.  The decrease in revenue was primarily due to the prior year receipt of the $20 million milestone payment from AstraZeneca in September 2007 for the successful completion of the PN 400-104 and PN 200-301 studies.

Operating expenses for the third quarter of 2008 totaled $19.5 million, compared to $11.9 million for the same period in 2007.  The increase in operating expenses was primarily due to an increase in development costs for the PN program.

At September 30, 2008, cash, cash equivalents and short-term investments totaled $62.0 million compared to $73.9 million at December 31, 2007.  POZEN has a $7.7 million receivable balance due from AstraZeneca and GlaxoSmithKline (GSK) at September 30, 2008.

Nine-Month Financial Results

POZEN reported a net loss of $1.9 million, or $0.06 per share on a diluted basis, for the nine-month period ended September 30, 2008, compared with a net income of $8.9 million, or $0.29 per share on a diluted basis, for the same period in 2007.

For the nine months ended September 30, 2008, POZEN reported revenue of $52.1 million compared to $47.2 million for the same period in 2007.  The increase in revenue was primarily due to an increase in development work performed under the AstraZeneca agreement.

Operating expenses for the nine months ended September 30, 2008 were $55.7 million as compared to $39.0 million for the comparable period in 2007.  The increase in operating expenses was primarily due to an increase in development costs for the PN program.  Non-cash stock-based compensation expense was $4.4 million for the nine months ended September 30, 2008.

Third Quarter Corporate Developments

•
GlaxoSmithKline initiated their branded marketing campaign for Treximet® in late September 2008 with both print and televised advertisements.  Treximet new prescription market share (oral) increased from 4.8% to 7.0% and total prescription market share (oral) increased from 2.8% to 4.3% between September 5, 2008 and October 17, 2008.

•
POZEN received notification from Par Pharmaceuticals, Inc. that Par has submitted an Abbreviated New Drug Application to the U.S. Food and Drug Administration for approval to market sumatriptan 85 mg/naproxen sodium 500 mg tablets, which includes a Paragraph IV certification for POZEN’s patents listed in the FDA Orange Book.

•	The PN 400 pivotal trials will be completed by year end. POZEN anticipates top line results to be available during the first quarter of 2009.

•
The FDA has informed POZEN that they are conducting an internal review on the acceptability of using endoscopic gastric ulcers as a primary endpoint in clinical studies.  The FDA advised that the internal meeting could take place as soon as the FDA could gather all the interested parties together, but the FDA did not expect that to happen until the first quarter of 2009.

Financial Guidance

For the 2008 year, POZEN expects total revenue to be in the range of $62 to $64 million, including revenue of $25 to $27 million for work performed under the company’s collaboration agreements. Due to delays in GSK’s marketing campaign, POZEN now estimates Treximet royalties to be in the range of $1.6 to $2.6 million.  Total operating expenses for the 2008 year are expected to be in the range of $73 to $75 million.  Operating expenses include approximately $6 million of estimated non-cash stock-based compensation expense.  POZEN expects to end the year with over $53 million in cash and short-term investments.

Third-Quarter Results Webcast

POZEN will hold a webcast to present third quarter results and management’s outlook on Wednesday, October 29, 2008 at 11:00 a.m. Eastern time.  The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions.  POZEN has development and commercialization alliances with GlaxoSmithKline for Treximet, which was approved by the United States Food and Drug Administration for the acute treatment of migraine attacks, with or without aura, in adults, and with AstraZeneca for proprietary fixed dose combinations of naproxen with the proton pump inhibitor esomeprazole magnesium in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers.  The company’s common stock is traded on The Nasdaq Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates, such as the current uncertainty regarding primary clinical endpoints for our PN and PA programs; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet; competitive factors, including the potential introduction of competing generic products; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2008.  We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

…Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenue:
Licensing revenue	$3,603,100	$23,205,920	$31,973,196	$30,607,920
Development revenue	7,542,097	4,423,556	20,125,043	16,611,943
Total Revenue	11,145,197	27,629,476	52,098,239	47,219,863
Operating expenses:
General and administrative	3,088,496	2,248,897	9,080,337	8,404,001
Research and development	16,368,178	9,679,872	46,624,932	30,587,889
Total operating expenses	19,456,674	11,928,769	55,705,269	38,991,890
Investment income	456,497	781,516	1,714,901	2,317,536
Income (loss) before provision for income tax	(7,854,980)	16,482,223	(1,892,129)	10,545,509
Provision for income tax	-	(1,645,099)	-	(1,645,099)
Net income (loss) attributable tocommon stockholders	$(7,854,980)	$14,837,124	$(1,892,129)	$8,900,410

Basic net income (loss) per common share	$(0.26)	$0.50	$(0.06)	$0.30

Shares used in computing basic net income (loss) per common share	29,786,264	29,695,596	29,756,359	29,555,787

Diluted net income (loss) per common share	$(0.26)	0.48	$(0.06)	0.29

Shares used in computing diluted net income (loss) per common share	29,786,264	30,598,807	29,756,359	30,627,282

POZEN Inc.
Balance Sheets
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$17,030,314	$37,660,068
Investments	45,015,772	36,282,108
Accounts receivable	7,666,458	2,129,003
Prepaid expenses and other current assets	193,831	1,198,397
Total current assets	69,906,375	77,269,576
Equipment, net of accumulated depreciation	77,783	117,485
Total assets	$69,984,158	$77,387,061

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,224,302	$2,536,040
Accrued compensation	1,632,453	1,392,849
Accrued expenses	4,721,600	3,796,164
Deferred revenue	13,932,552	15,936,125
Total current liabilities	22,510,907	23,661,178

Long-term liabilities:
Deferred revenue	9,699,413	18,475,074
Total liabilities	32,210,320	42,136,252

Total stockholders’ equity	37,773,838	35,250,809
Total liabilities and stockholders’ equity	$69,984,158	$77,387,061

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